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W. THOMAS CONNER Shareholder 202.965.8139 Direct Dial TConner@carltonfields.com

Exhibit 5.1

April 25, 2023

Teucrium Commodity Trust c/o Teucrium Trading, LLC Three Main Street, Suite 215 Burlington, Vermont 05401

Re:          Teucrium Corn Fund

Registration Statement on Form S-1

Ladies and Gentlemen:

Teucrium Commodity Trust, a Delaware statutory trust (the “Trust”), and Teucrium Trading, LLC, a Delaware limited liability company (the “Sponsor”), in its capacity as the sponsor of the Trust, have filed with the Securities and Exchange Commission (“SEC”) a post-effective amendment to its Registration Statement on Form S-1 (the “Registration Statement”) relating to the issuance and sale by the Trust of an indeterminate number of common units of fractional undivided beneficial interest (the “Shares”) in the Teucrium Corn Fund, a series of the Trust (the “Fund”), under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), promulgated under the Securities Act, in connection with the Registration Statement. We, as counsel to the Trust and the Sponsor, have examined originals or copies of the following:

(a)	the Registration Statement;

(b)	the Certificate of Trust of the Trust, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on September 11, 2009;

(c)

the Fifth Amended and Restated Declaration of Trust and Trust Agreement of the Trust, dated as of April 26, 2019 (the “Trust Agreement”), between the Sponsor and Wilmington Trust Company, a Delaware banking corporation, as trustee of the Trust (the “Trustee”);

(d)	the Certificate of Formation of the Sponsor, as filed with the Secretary of State on July 28, 2009;

(e)

the Amended and Restated Limited Liability Company Agreement of the Sponsor, dated as of October 26, 2009, as amended by the First Amendment to the Amended and Restated Limited Liability Company Agreement of the Sponsor, dated as of September 30, 2011, Second Amendment to the Amended and Restated Limited Liability Company Agreement of the Sponsor, dated as of May 24, 2012 and Third Amendment to the Amended and Restated Limited Liability Company Agreement of the Sponsor, dated as of July 8, 2019;

(f)	the action by the Executive Committee of the Sponsor acting on behalf of the Trust relating to the authorization, issuance, offer and sale of the Shares pursuant to the Registration Statement;

(g)	a form of Authorized Purchaser Agreement entered into by the Trust, the Sponsor and each Authorized Purchaser filed as an exhibit to the Registration Statement;

(h)	a Certificate of Good Standing for the Trust, dated April 20, 2023, obtained from the Secretary of State;

(i)	a Certificate of Good Standing for the Sponsor, dated April 20, 2023, obtained from the Secretary of State; and

(j)	such other instruments, documents and records of the Trust and others as we, in our professional judgment, have deemed necessary or appropriate as a basis for the opinion set forth below.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon and subject to the foregoing and the qualifications set forth herein, we advise you that, in our opinion, that (a) the Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and (b) when the Shares have been issued and delivered against payment therefor in accordance with the terms described in the Registration Statement, such Shares will be validly issued, fully paid and non-assessable.

Our opinion, as set forth herein, is based on the facts in existence on the date hereof, and is limited to the Delaware Statutory Trust Act as in effect on the date hereof. We express no opinion with respect to the statutes, administrative decisions, rules and regulations or requirements of or with respect to any county, municipality or subdivision or other local authority of any jurisdiction.

This opinion is limited to the laws in effect as of the date hereof and we undertake no responsibility to update or supplement this opinion after the date hereof.

This opinion is rendered in connection with the filing of the Registration Statement and supersedes any previous opinions of this firm in connection with the issuance of the Shares. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

CARLTON FIELDS, P.A.

By:         /s/ W. Thomas Conner

____________________________

                                                               W. Thomas Conner